Exhibit 4.8
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Jackson Financial Inc.’s common stock, par value $0.01 per share (the “Common Stock”), is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DESCRIPTION OF COMMON STOCK

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-Laws, effective as of December 8, 2022 (the “By-Laws”), each of which are filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.8 is a part. We encourage you to read our Certificate of Incorporation, our By-Laws and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, par value $0.01 per share. As of February 11, 2023, 82,281,061 shares of our Common Stock were issued and outstanding.

Voting Rights

Holders of Common Stock are entitled to one vote per share.

Except as required by applicable law or the rules and regulations of any stock exchange applicable to the Company and except with respect to the election of directors, all matters to be voted on by shareholders at a meeting at which a quorum is present must be approved by the affirmative vote of a majority of the voting power of the shares of stock present in person or represented by proxy at the meeting and entitled to vote thereon. In all director elections other than uncontested elections, the nominees for director shall be elected by a plurality of the votes cast, meaning that the number of nominee directors on the slate of candidates who receive the most votes of the shareholders present or represented by proxy and entitled to vote at the annual meeting will be the elected directors. In uncontested elections, the election of directors is determined by the affirmative vote of holders of at least a majority of the total combined voting power of the outstanding shares of capital stock present in person or represented by proxy at the meeting and entitled to vote thereon.

Dividends

Holders of our Common Stock are entitled to receive dividends out of any of our funds legally available therefor when, as and if declared by the Board of Directors in its discretion.

Liquidation

Under our Certificate of Incorporation, in the event of our dissolution, liquidation or winding-up, whether voluntary or involuntary, after payment of the debts and liabilities of the Company and all preferential amounts required to be paid to the holders of any outstanding series of our preferred stock, our remaining assets legally available for distribution to common shareholders, if any, will be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

Other Rights and Preferences

The holders of our Common Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The Common Stock is not subject to future calls or assessments by us. The rights and privileges of holders of our Common Stock are subject to any series of preferred stock that we may issue in the future.

Anti-Takeover Effects of our Certificate of Incorporation and By-Laws

Certain provisions of our Certificate of Incorporation and By-Laws may discourage or make more difficult a takeover attempt that a shareholder might consider to be in his or her best interest. These provisions may also adversely affect prevailing market prices for our Common Stock. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which could result in an improvement of their terms.

Authorized but Unissued Shares of Common Stock

As of February 11, 2023, 82,281,061 shares of our Common Stock were issued and outstanding. The remaining shares of authorized and unissued Common Stock will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid.

Authorized but Unissued Shares of Preferred Stock

Under our Certificate of Incorporation, our Board of Directors has the authority, without further action by our shareholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our Common Stock.

Removal of Directors

Our By-Laws provide that directors may be removed, with or without cause, at any time upon the affirmative vote of holders of a majority of the total combined voting power of the then-outstanding shares of capital stock entitled to vote generally for the election of directors, acting at a shareholder meeting. Any vacancy in the Board shall be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Shareholders Advance Notice Procedure

Our By-Laws require advance notice for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders. The By-Laws provide that any shareholders wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our Secretary a written notice of the shareholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company. To be timely, the shareholder’s notice must be delivered to our Secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date of the preceding year’s annual meeting, or if no annual meeting was held during the preceding year, a shareholder’s notice must be delivered to our Secretary not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

No Shareholder Action by Written Consent

Our Certificate of Incorporation prohibits shareholders from acting by written consent. Shareholder action may be taken only at an annual meeting or special meeting of shareholders.

Special Meetings of Shareholders

Except as otherwise required by law and subject to any rights granted to holders of preferred stock then outstanding, special meetings of shareholders for any purpose may be called only by the Chair of our Board of Directors, pursuant to a resolution of our Board adopted by at least a majority of the directors then in office, or by our corporate secretary upon written request of one or more record holders representing ownership of 25% or more of the total combined voting power of the outstanding shares of Common Stock entitled to vote on the business to be brought before the proposed special meeting.

Delaware Anti-Takeover Law

As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an ”interested shareholder” for a 3-year period following the time that such shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within 3 years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited, unless one of the following conditions is satisfied:

•before the shareholder became an interested shareholder, our Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding, shares owned by persons who are directors and officers; or
•at or after the time the shareholder became interested, the business combination was approved by our Board and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

This provision is expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by our shareholders.

Insurance Regulations

The insurance laws and regulations of the various states in which our insurance subsidiaries are organized may delay or impede a business combination or other strategic transaction involving us. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of our company, even if our Board decides that it is in the best interests of shareholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our subsidiaries.

Exchange Listing

Our Common Stock is listed on the New York Stock Exchange under the trading symbol, “JXN”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55210.